UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2012

LiveDeal, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 939-0230
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Kevin A. Hall as President and Chief Executive Officer

On January 13, 2012, LiveDeal, Inc., a Nevada corporation (the “Company”), terminated the employment of Kevin A. Hall, President and Chief Executive Officer of the Company, effective as of January 20, 2012. Pursuant to the terms of Mr. Hall’s employment agreement, upon his resignation from the Company’s Board of Directors and execution of a customary release, Mr. Hall will be entitled to receive (among other things) a lump sum severance payment equal to three months of his current base salary. Mr. Hall will not be on the slate of candidates nominated for re-election to the Board of Directors at the Company’s upcoming annual meeting of stockholders.

Appointment of Jon Isaac as President and Chief Executive Officer

Effective as of January 20, 2012, the Company appointed Jon Isaac to serve as its President and Chief Executive Officer. Mr. Isaac was previously appointed to the Company’s Board of Directors on December 12, 2011. Although the Company has not entered into a written employment agreement with Mr. Isaac as of the date of this filing, he will be paid an annual salary of $1 for his services as President and Chief Executive Officer and also be eligible to receive bonuses in such forms and amounts as may be determined by the Company’s Compensation Committee in its sole discretion.

Mr. Isaac, 29, is founder of the Isaac Organization and head of Isaac Capital Group, a privately held investment company. In that capacity, Mr. Isaac has closed a variety of multi-faceted real estate transactions, including transactions involving the U.S. federal government and publicly traded companies. Mr. Isaac also has experience in aiding publicly traded companies in implementing turnarounds and in raising capital. Mr. Isaac studied economics and finance at the University of Ottawa, Canada.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: January 20, 2012	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer